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                                                                  Exhibit 10 (t)

                            GBIPA SERVICE AGREEMENT

     This GBIPA Service Agreement is made and entered into as of this 1st day of January, 1997 by and between PHYSICIANS HEALTH SERVICES OF CONNECTICUT, INC., a Connecticut corporation ("PHS") and Greater Bridgeport Individual Practice Association ("GBIPA");

     WHEREAS, PHS is a health maintenance organization licensed under the laws of the State of Connecticut, which provides or arranges for the provision of Covered Services (as defined below) to Members (as defined below);

     WHEREAS, GBIPA is an individual practice association which has entered into contracts with physicians and other health care providers to arrange for and facilitate the provision and delivery of Covered Services (as defined below) to Members;

     WHEREAS, PHS and GBIPA are currently parties to an IPA Service Agreement dated January 1, 1996 which expires December 31, 1996;

     WHEREAS, PHS and GBIPA desire to continue the provision of Covered Services (as defined below) to Members (as defined below) pursuant to this GBIPA Service Agreement as of the Effective Date (as defined below);

     WHEREAS, PHS and GBIPA mutually desire to preserve and enhance patient dignity;

     NOW, THEREFORE, in consideration of the premises and other mutual covenants herein contained and other good and valuable considerations, it is mutually agreed as follows:

                            ARTICLE 1.  DEFINITIONS
                            -----------------------

1.1 "Advisory Committee" means a committee comprised of representatives of GBIPA, and such other individual practice associations, physician hospital organizations or directly contracted physicians with which PHS contracts for the provision of Covered Services, which elect to have representation on the Advisory Committee.

1.2 "Contracted Services" means those Covered Services listed in Exhibit A, and such other services agreed upon from time to time by the parties to be included as Contracted Services.

1.3 "Contracted Services Provider" means those third party vendors which assume the obligation to provide Contracted Services.

1.4 "Consultant Physician" means a physician (other than a Non-GBIPA Participating Physician) to whom a Member has been referred in writing by a Participating Physician.

1.5 "Copayment" means the fee specified in Programs, payable by a Member at the time Covered Services are rendered.

1.6 "Covered Services" means those Medically Necessary health care services and benefits that Members are entitled to receive pursuant to a Program and as described in a Subscriber Agreement or pursuant to a Summary Plan Description, including, without limitation, those services required by the Health Maintenance Organization Act of 1973, and any amendments thereto, and applicable state laws. Unless otherwise stated, as used herein, Covered Services excludes Contracted Services.

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1.7  "Effective Date"  means January 1, 1997.

1.8 "Eligible Participating Physician" means a Participating Physician who is a Primary Care Physician and who participates in a gatekeeper model Program, who satisfies eligibility requirements for distribution of a bonus pool, as determined by PHS and GBIPA and as described in Section 3.10 of this Agreement.

1.9 "Emergency" means a sudden unexpected serious occurrence requiring immediate medical attention or a life-threatening situation. The determination of whether Emergency services are Covered Services rests exclusively with the Medical Director.

1.10 "Excess Payment" means in any Health Care Year, payments made by PHS on behalf of GBIPA pursuant to Section 5.3 that exceed the capitation payments allocated to GBIPA in accordance with Section 5.2. For purposes of this calculation, amounts paid pursuant to Section 5.10 shall be added to the payments made pursuant to Section 5.3 for such Health Care Year.

1.11 "GBIPA Member" means Members for whom the subscriber has chosen a Participating Physician as a Primary Care Physician.

1.12 "Health Care Year" means the 12 month period commencing January 1, 1996 and ending on December 31, 1996 and any successive 12 month periods thereafter if this Agreement is extended beyond its initial term, as set forth in
     Section 9.1.

1.13 "Medical Director" means one or more physicians or other persons appointed by PHS to be responsible for, among other things, administering PHS's medical affairs and for serving as medical liaison to Participating Physicians.

1.14 "Medically Necessary" means services or supplies which are necessary and appropriate for the treatment of a Member's illness or injury or for the preventive care of a Member, according to accepted standards of medical practice.

1.15 "Member" means (i) any person who has entered into a contract with PHS, Physicians Health Services of New York or Physicians Health Services of New Jersey, or another payor with whom PHS has a joint marketing arrangement, for the provision of medical and hospital services, and his or her eligible dependents; (ii) any person and his or her eligible dependents, who is offered health care services through a plan sponsored by his or her employer that is administered by PHS, Physicians Health Services of New York or Physicians Health Services of New Jersey; and (iii) any person who participates in a Program for a government sponsored plan of health insurance.

1.16 "Non-GBIPA Participating Physician" means a duly licensed medical doctor, osteopathic physician or oral surgeon who (i) is a Member of an individual practice association or physician hospital organization (other than GBIPA) with which PHS contracts for Covered Services; or (ii) with whom PHS directly contracts for the provision of Covered Services.

1.17 "Office Manual" shall mean the PHS Office Manual describing, among other things, GBIPA's rules, regulations, protocols and procedures; GBIPA's reimbursement guidelines; PHS's billing procedures, referrals and authorization policies, termination protocols and appeals procedures (the current termination appeal protocols and procedures are attached hereto and made a part hereof); and PHS's utilization review and quality assessment guidelines, coding guidelines and benefit summaries, as such Office Manual is revised from time to time; provided, however, that no amendments or modifications to the Office Manual shall be made without GBIPA's consent which will have the effect of (i) adversely affecting any rights or remedies of GBIPA as against PHS or any Participating Physician; (ii) adding to, increasing or adversely affecting (as to GBIPA) any

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     obligations of GBIPA to PHS or any Participating Physician; or (iii)
     amending or modifying any sanctions, penalties or termination protocols of PHS as against any Participating Physician or GBIPA's process for sanctioning, penalizing or terminating any Participating Physician or appealing decisions with respect thereto. The Office Manual as in effect on the date hereof is incorporated herein by reference. As used herein, "Office Manual" means both the PHS and GBIPA sections of the Office Manual.

1.18 "Participating Physician" means a duly licensed medical doctor, osteopathic physician or oral surgeon who has entered into a currently effective Physician Agreement with GBIPA.

1.19 "Performance Standards" means standards used by PHS to measure performance of Participating Physicians, including without limitation, quality of care and service, compliance with utilization and referral protocols, billing procedures, claims adjudication, record keeping requirements and such other criteria reasonably believed by PHS to be appropriate, as such Performance Standards may be modified from time to time. Without limiting the foregoing, the measurement instrument currently in force is the Physician Practice Profile.

1.20 "Physician Agreement" means an agreement between GBIPA and Participating Physicians in the form of Exhibit B hereto, as such Exhibit B may be amended or modified from time to time.

1.21 "Primary Care Physician" means a Participating Physician chosen by a GBIPA Member to provide primary care services, including without limitation, physical examinations, preventive health services and continuity of care in the overall management of a Member's health care.

1.22 "Programs" means all programs of health insurance established, administered and/or maintained by PHS, Physicians Health Services of New York, Inc., or Physicians Health Services of New Jersey, Inc., or any company that owns or is owned by PHS, or is established, administered and/or maintained jointly by PHS and another payer now or at any time during the term of this Agreement, including, without limitation, fully funded plans, administrative services only plans, network access plans, small group plans, governmental plans (other than Medicare and Medicaid plans), gatekeeper model plans and exclusive provider organization plans. Programs does not include Medicare, Medicaid, dental or workers' compensation plans.

1.23 "Service Area" means the City of Bridgeport and the towns of Ansonia, Beacon Falls, Derby, Easton, Fairfield, Milford, Monroe, Oxford, Seymour, Shelton, Stratford, and Trumbull in the State of Connecticut.

1.24 "Subscriber Agreement" means an agreement between a Member and PHS pursuant to which a Member is entitled to receive Covered Services or reimbursement for Covered Services.

1.25 "Summary Plan Description" means a description of a plan for health benefits pursuant to an employer-sponsored benefits plan.

1.26 "Termination Date"  is December 31, 1997 or such later date as provided in
     Section 9.1 of this Agreement.

                       ARTICLE II - PHS RESPONSIBILITIES
                       ---------------------------------

2.1  PHS Functions.  PHS will perform, as requested by GBIPA, all
     -------------
     administrative, marketing, enrollment, financial, utilization review, accounting, claims processing and payment, management information systems, quality assessment and other functions necessary or appropriate for the proper administration of the Programs and all services necessary or appropriate to Members, other than clinical services. Subject to Section
     6.2 of this Agreement, GBIPA shall be responsible for tax accounting and accounting relating to GBIPA's internal functions. PHS will monitor the

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     performance of Participating Physicians and may take action based upon performance of a Participating Physician or refer such Participating Physician to GBIPA for disciplinary action.

2.2  Credentials.  PHS shall be responsible for all credentialing and
     -----------
     recredentialing of all Participating Physicians in accordance with PHS and GBIPA credentialing guidelines. PHS shall promptly notify GBIPA of any Participating Physicians known by PHS to have (i) retired or relocated from the Service Area; (ii) terminated participation in all PHS Programs; or
     (iii) terminated their status as a Participating Physician. PHS may terminate any Participating Physician from participation in all its Programs in accordance with the due process protocols set forth in the Office Manual. PHS shall develop and maintain grievance procedures for Members and Participating Physicians.

2.3  Office Manual.  PHS shall maintain the Office Manual for the benefit of
     -------------
     PHS, GBIPA and Participating Physicians, which shall set forth the programs, procedures, rules, regulations and protocols of GBIPA and PHS, relating to the delivery of Covered Services by Participating Physicians and participation of Participating Physicians as members of GBIPA. PHS shall furnish an Office Manual to GBIPA and each Participating Physician and shall send supplements or revisions to the Office Manual to GBIPA and Participating Physicians prior to the effective date thereof. PHS shall develop Performance Standards which it shall use to monitor performance of Participating Physicians. PHS shall promptly advise GBIPA (or the Advisory Committee if such Committee is assigned responsibility by GBIPA for performance reviews of Participating Physicians) if a Participating Physician fails to satisfy such Performance Standards.

2.4  PHS Programs.  PHS shall develop and administer programs to enhance the
     ------------
     delivery of Covered Services to Members, including programs to achieve more effective quality controls, cost and utilization efficiencies. PHS shall consult with the Advisory Committee in the development and implementation of programs and performance standards that would materially affect the manner in which participating Physicians deliver Covered Services to Members and shall use its best efforts to incorporate such recommendations of the Advisory Committee that would not adversely affect the administration of such programs, or PHS's financial condition or business operations.

2.5  Access to Information.  PHS shall provide GBIPA, or its designees, computer
     ---------------------
     access at GBIPA's offices to information maintained by PHS relating to all collected utilization, unit cost, per member per month medical expense and related data associated with GBIPA Membership and the membership associated with GBIPA's pricing region (currently Western Connecticut). PHS agrees to work with GBIPA (or its designee) in the evaluation of this data in order to address trends in utilization, unit costs, and/or per member per month medical expenses. PHS will make such information available to GBIPA on a "CPT-4" code basis, and other basis as determined reasonably by GBIPA and PHS. PHS will provide GBIPA access to the data at no cost to GBIPA; provided, however, that PHS shall not be required to provide GBIPA such computer access if access to data would result in disclosure of information that is proprietary to PHS, information that relates to vendors other than GBIPA, or confidential information, the disclosure of which may result in a breach of a confidentiality agreement between PHS and another party. Special reports will be provided to GBIPA without charge if the parties agree that such reports will assist GBIPA in lowering its health care costs, or the utilization of Participating Physicians.

2.6  Advisory Committee.  GBIPA shall participate in the Advisory Committee and
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     such other IPA committees, composed of representatives of IPAs, PHOs or individual physicians contracting with PHS in the State of Connecticut, that have been formed or may be formed for reasons of establishing reimbursement schedules, performing utilization review and other issues relating to the PHS network. The Advisory Committee and such other committees shall have proportional representation among all IPAs, PHOs or individual physicians represented therein in accordance with commercial membership, inclusive of fully insured and administrative services only members, by IPA in relation to PHS commercial membership in the State of Connecticut. The President of GBIPA shall serve as an ex officio member of
                                                            ----------
     the Advisory Committee and such

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     other Committees, which appointment shall not be considered part of the proportional representation described in the preceding sentence. The Advisory Committee may not be dissolved without the consent of all entities that have representatives on such Committee.

                      ARTICLE III - GBIPA RESPONSIBILITIES
                      ------------------------------------

3.1  GBIPA Services.  PHS hereby retains GBIPA to render Covered Services from
     --------------
     the Effective Date to the Termination Date to Members through Participating Physicians and where appropriate, Consultant Physicians. Participating Physicians, and not GBIPA, shall be solely responsible for all medical advice provided to and treatment rendered by Participating Physicians and Consultant Physicians. GBIPA represents that it is authorized to act as the agent for each Participating Physician for purposes of entering into this Agreement. GBIPA shall not be responsible for the provision of Covered Services that are (i) Contracted Services; (ii) inpatient hospital services by employees or staff of a hospital; (iii) Covered Services rendered to Members by non-GBIPA participating Physicians. All Covered Services rendered by Participating Physicians shall be subject to the terms and conditions of this Agreement and the Physician Agreement.

3.2  Quality of Medical Care.  GBIPA shall use its best efforts to ensure that
     -----------------------
     Covered Services provided to Members by Participating Physicians are of a quality of medical care that is in conformity with accepted medical care and surgical practices of the American Medical Association and the practice prevailing in the Service Area.

3.3  Availability of Services.  GBIPA shall provide for the availability of
     ------------------------
     Covered Services within the Service Area at such times and in such locations as shall be required to satisfy the needs of GBIPA Members and as shall be necessary to enable GBIPA to discharge its obligations hereunder.

     PHS will consult with the Advisory Committee with respect to future actions to be taken to permit compliance as set forth in the preceding sentence.

3.4  Medical Advice.  GBIPA and Participating Physicians shall be solely
     --------------
     responsible for all medical advice and treatment rendered to Members receiving medical care from Participating Physicians and for the performance of Covered Services.

3.5  Training  Each Participating Physician will have the training and
     ----------
     experience in the field in which they perform Covered Services. GBIPA agrees that each Participating Physician shall enter into a Physician Agreement with GBIPA and GBIPA will take such further acts as necessary or desirable to amend the Physician Agreement upon reasonable request of PHS.

3.6  PHS Rules.  GBIPA shall comply with PHS programs, rules and protocols
     ---------
     (collectively, "Rules") adopted by PHS in furtherance of Article II hereof; provided, however, that no amendments or modifications to the Rules shall be made without GBIPA's consent that will have the effect of (i) adversely affecting any rights or remedies of GBIPA as against PHS or any Participating Physician; (ii) adding to, increasing or adversely affecting (as to GBIPA) any obligations of GBIPA to PHS to any Participating Physician; or (iii) amending or modifying any sanctions, penalties or termination protocols of PHS or against any Participating Physician or the process for sanctioning, penalizing or terminating any Participating Physician from PHS Programs or appealing decisions or terminating any Participating Physician from PHS Programs or appealing the decisions with respect thereto. GBIPA shall use its best efforts to ensure that Participating Physicians comply with all policies and procedures as set forth in the Office Manual and all applicable law.

3.7  Adequacy of Network.  GBIPA shall at all times maintain a sufficient number
     -------------------
     of Participating Physicians to provide Covered Services hereunder. If PHS believes at any time that the number of Participating Physicians, taken as a whole or within any specialty, including without limitation,

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     primary care, is insufficient, it shall consult with GBIPA and PHS and
     GBIPA shall jointly develop a plan to correct such insufficiency as expeditiously as possible. Notwithstanding the foregoing, in the event that PHS reasonably and in good faith determines that there is an unmet need and/or insufficient delivery system capacity for a specific physician service and has identified one or more physicians that satisfy its credentialing criteria, PHS may contract directly with such physician if GBIPA does not agree, after notice from PHS, to admit the physician as a Participating Physician.

3.8  Hold Harmless.  GBIPA agrees that it shall look solely to PHS for payment
     -------------
     for Covered Services provided to Members by Participating Physicians under the Plans. GBIPA further agrees that in no event, including but not limited to non-payment by PHS or GBIPA, PHS or GBIPA insolvency, or breach of this Agreement shall GBIPA or Participating Physicians or Consultant Physicians charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against a Member, other than PHS acting on a Member's behalf, for Covered Services rendered pursuant to this Agreement. This provision shall not prohibit collection by Participating Physicians of copayments or supplemental charges made in accordance with Programs. This Section 3.8 shall survive termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members.

3.9  Delegation.  GBIPA and PHS agree that GBIPA may delegate to PHS the
     ----------
     performance of such of its responsibilities as GBIPA may determine from time to time.

3.10 Bonus Pool.  PHS shall establish a bonus pool in connection with its
     ----------
     gatekeeper model plan equal to 15% of the annual aggregate capitation payments to Participating Physicians who receive capitation payments in respect of IPA Members who have selected a Participating Physician as their Primary Care Physician in such Program. Interest earnings on amounts held in the bonus pool shall be the property of PHS and neither GBIPA nor Participating Physicians shall assert any claims to such amounts. Amounts in the bonus pool shall be distributed by PHS to Eligible Participating Physicians no more than 75 days following the end of each Health Care Year. If PHS fails to distribute the bonus pool within 15 days following written notice by GBIPA that PHS is in default of the distribution provisions of the preceding sentence. PHS shall pay interest for each day elapsed thereafter on amounts owed as bonus pool distributions at a rate equal to the Citibank prime rate.

3.11 Administrative Services.  GBIPA shall be liable for its administrative
     -----------------------
     costs, including the costs of all insurance deemed necessary or advisable to it; provided, however, that PHS shall provide to GBIPA, upon GBIPA's request and without additional charge, administrative support generally provided as of the date hereof and administrative support similar in scope to the administrative support given by PHS to other provider organizations with which PHS contracts for health care services. Additional support services shall be provided by PHS upon GBIPA's request. GBIPA shall pay PHS the reasonable out of pocket cost of providing such services and no services shall be performed without GBIPA's prior approval of the compensation arrangements.

                             ARTICLE IV - PROGRAMS
                             ---------------------

4.1  Program Design and Introduction.  PHS shall have sole authority over
     -------------------------------
     matters relating to Program design, participation of a Participating Physician in PHS Programs, introduction of new Programs and modification or elimination of existing Programs, including without limitation, utilization, referral, quality assessment, reimbursement and reimbursement protocols relating to such Programs. PHS shall consult with the Advisory Committee in the material design features of Programs and shall use its best efforts to incorporate the recommendations of the Advisory Committee into final Program design as are reasonably necessary or desirable in the Advisory Committee's view and that do not adversely affect the administration, financial or operational aspects of such Program.

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4.2  Participation in Programs.  Except (i) as waived by PHS, which waiver PHS
     -------------------------
     shall not unreasonably withhold or delay and (ii) for Participating Physicians who did not elect to participate in the Passport Program at the time of its inception, Participating Physicians are required to participate in all Programs and PHS may not exclude any Participating Physician except as set forth below. GBIPA agrees to sanction or terminate in accordance with the Physician Agreement, Office Manual, or otherwise, any Participating Physician who notifies GBIPA or PHS that he or she will not participate in a Program or who does not accept Members enrolled in one or more Programs. Notwithstanding the foregoing, PHS may select, after consultation with GBIPA, a subset of Participating Providers for governmental Programs if, in its reasonable discretion, PHS believes that fewer than all Participating Providers should be permitted to participate in a such governmental Program, or upon GBIPA's consent, which consent shall not be reasonably withheld for all other Programs, if PHS is requested to reduce the size of its panel of participating Providers for an employer group of 1,000 or more eligible Members. Notwithstanding the foregoing, PHS may terminate a Participating Physician from participation in all Programs in accordance with the due process protocols set forth in the Office Manual.

                            ARTICLE V - COMPENSATION
                            ------------------------

5.1  Capitation System.  Except as set forth in Section 5.6 hereof or except as
     -----------------
     specifically provided and agreed to by GBIPA in connection with certain Programs, PHS shall allocate to GBIPA a monthly capitation from which GBIPA shall compensate Participating Physicians, Consultants (in case of Covered Services rendered to GBIPA Members), and also, in cases of Medical Emergency or upon prior approval by PHS, non-Participating Physicians and providers, for Covered Services which are rendered to GBIPA Members except
     (i) Covered Services pursuant to Programs which are paid directly by the employer; and (ii) Covered Services pursuant to Programs for which PHS pays participating Physicians directly (through capitation, fee for service or any other payment methodology). GBIPA agrees that, together with PHS, and upon PHS's request, it will consider special promotional capitation arrangements for employer groups of 1,000 or more eligible members. Except as otherwise provided herein, it is understood and agreed that GBIPA shall be solely responsible for compensating the foregoing health care providers from the capitation payments allocated to it for such Covered Services, and GBIPA shall not look to PHS for any additional compensation. The capitation payments payable hereunder are set forth in Exhibit C.

     (a) GBIPA shall not be liable for the costs of rendering Contracted Services or for Covered Services for which PHS pays Participating Physicians directly, which Services shall be paid by the Contracted Service providers or PHS, as the case may be, directly and not charged against capitation payments held in the risk sharing fund.

5.2  Payments Administered by PHS.  The amount allocated as the monthly
     ----------------------------
     capitation for Covered Services pursuant to Section 5.1 shall be held and administered by PHS for the purpose of enabling GBIPA to discharge its payment obligations as set forth in Section 5.1. PHS shall act as GBIPA's agent for purposes of making all payments and distributions to participating Physician and Consultant Physicians (in cases of Covered Services rendered to GBIPA Members). GBIPA agrees that the payments made by PHS as GBIPA's agent hereunder shall be deducted from amounts allocated to GBIPA as capitation payments. Payments shall be made irrespective of whether actual payments made pursuant to this paragraph exceed the amounts allocated to GBIPA as capitation payments. Subject to Section 5.4, payments shall be made in accordance with the following:

     (a) Compensation for Participating Physicians and Consultants shall be calculated on the basis of the lesser of (i) the Physician's or Consultant Physician's billed charges, and (ii) the reimbursement schedules agreed to by PHS and GBIPA (through the reimbursement committee) from time to time or an actuarially determined capitation amount. The

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         administrative guidelines for reimbursement of fees shall be maintained by PHS. GBIPA agrees that the aggregate fees for 1996 shall not exceed the aggregate fees that were payable in 1995.

     (b) Participating Physicians shall be paid within two (2) months of the receipt by PHS of a properly submitted bill for Covered Services, except for claim payments subject to claims recovery through coordination of benefits (C.O.B.). Participating Physicians shall only be paid for bills for Covered Services received by PHS within ninety
         (90) days of the date of service, unless such bills have been subject to claims recovery through C.O.B., basic reparation of benefits under an automobile no-fault policy, worker's compensation or subrogation activity. For Covered Services involving C.O.B., GBIPA shall be liable to pay Participating Physicians only for bills received within twelve
         (12) months of the date of service. Participating Physicians may not bill Members for bills for Covered Services which are not submitted in accordance with this clause (b).

5.3  Withhold and Reserve Provision.  PHS may establish a withhold provision for
     ------------------------------
     a percentage of the compensation payable to GBIPA pursuant to Section 5.1 on behalf of Participating Physicians for Covered Services, to be held in a risk fund, it being understood and agreed that the amounts retained shall be applied to offset the amounts by which the actual costs of Covered Services rendered to GBIPA Members exceed budgeted amounts for such Health Care Year. PHS may not change the withhold amounts without GBIPA's consent; provided, however, that if overutilization is projected to result in deficit balances in the withhold account at the end of the Health Care Year, GBIPA and PHS shall adjust the withhold amounts to correct the anticipated deficit in the withhold amount. Actual withhold amounts may vary according to category of services provided, Program and Participating Physician, as determined by GBIPA; provided, however, that the withhold may not be reduced below 15%. The withhold amount shall be initially established at 20%, but may be reduced to no less than 15% upon request of GBIPA. PHS and GBIPA shall, at regular intervals, review the utilization and costs of such services. Amounts withheld or reserved in the risk funds shall be allocated and distributed at the end of each Health Care Year or earlier as reasonably agreed to by the parties. Amounts that remain in the risk sharing fund due to the withhold provision at the end of each Health Care Year shall be made available to GBIPA not more than 75 days following the end of each Health Care Year for distribution to Participating Physicians. If PHS fails to distribute the withhold amount within 15 days following written notice by GBIPA that PHS is in default of the distribution provisions of the preceding sentence, PHS shall pay interest for each day elapsed thereafter on amounts owed as withhold distributions at a rate equal to the Citibank prime rate. Amounts remaining in the withhold fund at the end of a Health Care Year shall be distributed in accordance with GBIPA's instructions, potentially including a variable risk return in 1996. Amounts earned on funds held in the withhold account shall be the property of PHS and neither GBIPA nor Participating Physicians shall assert any claims to such amounts. Amounts payable to Participating Physicians pursuant to Section 5.6 (Self Funded Payers, Direct Payments) shall not be subject to this Section 5.4. Commencing on January 1, 1997, PHS shall, at GBIPA's request, implement a variable withhold for payments made to individual Participating Physicians pursuant to Section 5.3. The percent level of withhold for specific programs and the methodology for a variable withhold program shall be subject to GBIPA's consent.

5.4  Excess Payment.  If PHS makes Excess Payments, GBIPA shall be liable to PHS
     --------------
     for the percent of such Excess Payments as set forth on Exhibit C and shall repay such amounts within 30 days after notice from PHS of the extent of the Excess Payment. GBIPA has the right to increase the percentage of compensation withheld to such levels GBIPA may deem necessary to preserve GBIPA's fiscal integrity.

5.5  Intra-Network Payments.  PHS shall make payments as GBIPA's agent from
     ----------------------
     capitation amounts allocated to GBIPA for Covered Services rendered to GBIPA Members by Non-GBIPA Participating

     Physicians, Consultant Physicians and other providers in PHS's network of providers. PHS will pay Participating Physicians for Covered Services rendered to Members who are not GBIPA Members in accordance with Section 5.2; such payments on behalf of Members who are not GBIPA Members shall not be charged against the capitation amount allocated to GBIPA. All payments made hereunder will be subject to the withhold provisions set forth in
     Section 5.3.

5.6  Self Funded Payers; Direct Payments.  For Programs with respect to which an
     -----------------------------------
     employer group self-funds its claims expense or Programs in which PHS elects to pay Participating Physicians on a fee for service basis without regard to capitation, PHS shall compensate Participating Physicians in accordance with the fee schedule then in effect. For Programs in which Participating Physicians are capitated directly, PHS shall compensate such Participating Physicians in accordance with Exhibit C.

5.7  Forms; Cooperation.
     ------------------

     (a) GBIPA shall arrange for Participating Physicians to bill PHS for Covered Services provided to Members on forms specified by PHS. These forms shall specify the Covered Services provided and shall include all of the statistical and descriptive medical, diagnostic and patient data together with identifying information required by PHS.

     (b) GBIPA shall arrange for Participating Physicians to cooperate with and participate in PHS programs for coordination of benefits with other health care plans or any other permitted methods of third party recovery. Such programs include, but are not limited to, the following:

          (i)    Assisting Members with required forms.

          (ii) Where duplicate coverage exists and the Program appears to be secondary coverage, notifying PHS and for ninety (90) days seeking payment from the other health care plan, before seeking payment from PHS or self funded payer.

          (iii) Where other plan(s) must pay their benefits before the benefits of the applicable Program, accepting as PHS's payment, the lesser of the payment determined in accordance with Section 5.2
                 (a) and the amount equal to the provider's usual charges for Covered Services, reduced by amounts paid by other plan(s) (or to be paid in the case of Medicare, Worker's Compensation Law, occupational disease or any similar law).

5.8  Coverage Questions.  PHS shall make timely payment to Participating
     ------------------
     Physicians as provided in Section 5.3 unless prior to the expiration of the period set forth therein PHS notifies the Participating Physician in writing that additional information is required or that a coverage question (including without limitation, a question relating to coordination of benefits or pre-existing conditions) exists. Such notice shall specify any additional information required and shall describe the nature of the coverage question. PHS shall endeavor in good faith to promptly resolve coverage questions, and shall make payment, if appropriate, promptly after coverage questions are resolved but in no case later than ninety (90) days after a submission of all required information. In the case of requests for additional information, the claims shall be paid within the thirty (30) days of receipt of all requested information.

5.9  Subrogation.  In the event a Member is injured by an act or omission of a
     -----------
     participating Physician in connection with the rendering of Covered Services hereunder, PHS may elect to pursue its subrogation rights, if any, against the potentially responsible participating Physician. PHS shall make payment to the Physician in accordance with this Agreement while pursuing those rights.

5.10 Administrative Fee.  PHS shall pay GBIPA an annual administrative fee,
     ------------------
     payable out of the payments made pursuant to Section 5.1 hereof, in monthly installments due no later than the fifth working day of each month. GBIPA shall endeavor to establish the annual administrative fee prior to the commencement of a Health Care Year, and shall notify PHS of the amounts of each monthly payment; provided, however, that the fees may be established and/or changed in the GBIPA Board of Directors' sole discretion no less than 30 days prior to the effective date of the change. The annual administrative fee shall be such amount as determined by GBIPA to be reasonable compensation for its administrative services.

                             ARTICLE VI  - RECORDS
                             ---------------------

6.1. PHS Members.  PHS shall maintain such records and establish and adhere to
     -----------
     such procedures as shall be reasonably required to ascertain the number and identity of Members, which information shall be provided to GBIPA upon its request. GBIPA shall cooperate with PHS in connection with such records and procedures to the end of enabling the parties to accomplish with maximum efficiency and minimum administrative cost, determinations of eligibility for coverage and the amount of compensation payable to GBIPA.

6.2. Accounting.  PHS shall maintain, in accordance with generally accepted
     ----------
     accounting practices, such financial and accounting records as shall be necessary, appropriate or convenient for the proper administration of this Agreement.

6.3. Statistical Records.  PHS and GBIPA shall jointly maintain such statistical
     -------------------
     records with respect to Covered Services, including the utilization thereof, as shall be necessary, appropriate, or convenient for the proper administration of this Agreement.

6.4. Compliance With Law.  GBIPA and PHS agree to maintain their records in
     -------------------
     accordance with applicable federal and state laws and regulations and further agree to participate as necessary in required regulatory examinations.

6.5. Medical Records.  GBIPA shall arrange for Participating Physicians to
     ---------------
     maintain adequate medical records for Members. GBIPA and PHS shall make reasonably available the medical records, subject to all applicable state and federal privacy and confidentiality requirements, to each other upon request without cost in order to determine that the content of such report and the quality of care rendered are acceptable, as well as for peer review, grievance review recredentialing or any other reasonably necessary purposes.

6.6. Confidentiality.  PHS and GBIPA shall ensure confidentiality of Members'
     ---------------
     health and medical records. GBIPA and PHS each agree that all records, reports, data, data formats, financial information and other documents or information pertaining to the other or any related company which are provided, made available, or otherwise disclosed to the other pursuant to this Agreement or the relationship between PHS and GBIPA, are confidential, and may not be disclosed to any person or entity for any reason at any time during or subsequent to the term of this Agreement, except for their attorneys, accountants, or other representatives and except as required by law. Anything to the contrary contained in the foregoing notwithstanding, any information which has entered the public domain, except solely by a party's violation of this provision, shall not be deemed to be confidential hereunder.

             ARTICLE VII - LEGAL RELATIONSHIP BETWEEN PHS AND GBIPA
             ------------------------------------------------------

Independent Contractors.  The relationship of the parties is that of independent
-----------------------
contractors. None of the provisions of this Agreement are intended to create nor shall be construed to create a partnership, or joint venture relationship between the parties. Except as to payment procedures for which PHS shall act as GBIPA's agent hereunder, neither party hereto nor any of their respective officers, members, employees or physicians shall be deemed to be the agent, employee, or representative of the other party.

                  ARTICLE VIII - INDEMNIFICATION AND INSURANCE
                  --------------------------------------------

8.1. Physician Insurance.  GBIPA shall require all of its Participating
     -------------------
     Physicians and all Consultant Physicians to whom a Member is referred by a Participating Physicians to maintain professional liability insurance acceptable to PHS in an amount not less than $1,000,000 per incident and $3,000,000 aggregate to cover all demands, claims and expenses of all kinds that may result or arise out of any alleged malpractice or neglect caused or alleged to have been caused by such individuals or any of their agents, employees, or representatives in the performance or omissions of any act relating to this Agreement.

8.2. Cooperative Defense.  The parties recognize that, during the term of this
     -------------------
     Agreement and for some period thereafter, certain risk management issues, legal issues, claims or actions may arise that involve or could potentially involve the parties and their respective employees and agents. The parties further recognize the importance of cooperating with each other in good faith when such issues, claims or actions arise to the extent that such cooperation does not violate any applicable laws, cause breach of any duties created by any policies of insurance, or otherwise compromise the confidentiality of communications of information regarding the issues, claims or actions. The parties shall cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the parties. Nothing in this Section 8.2 shall affect any cross or counter-claims that may be available to the parties hereto.

                         ARTICLE IX- TERM OF AGREEMENT
                         -----------------------------

9.1. Term.  The term of this Agreement shall be for a period of one year
     ----
     commencing on January 1, 1996, and shall continue until and through December 31, 1997. The term shall automatically be extended for subsequent twelve month periods unless at least 120 days and not more than 150 days in advance of the Termination Date or such subsequent anniversary date, either party hereto shall notify the other party of its intention to modify or terminate the Agreement; provided, however, that such action shall not release GBIPA of its obligations imposed with respect to Members then receiving treatment.

                           ARTICLE X - MISCELLANEOUS
                           -------------------------

10.1.  Successors.  This Agreement shall be binding upon and inure to the
       ----------
       benefit of the parties hereto, their respective heirs, successors and assigns, but may not be assigned by either party without the prior written consent of the other party, provided, however that a succession to all of the assets or equity interests of any party shall not be deemed to be an assignment in violation hereof.

10.2.  Delegation.  Neither GBIPA nor PHS shall, in a manner inconsistent with
       ----------
       this Agreement, subcontract or otherwise delegate its duties under this Agreement unless the other party so approves by written consent. All contracts by GBIPA with subcontractors shall be approved in writing by PHS prior to execution thereof and copies shall be available to PHS upon its request.

10.3.  Headings.  The headings of the various Sections of the Agreement are
       --------
       inserted merely for the purpose of convenience and do not, expressly or by implication, limit or define or extend the specific terms of the Sections so designated.

10.4.  Arbitration.  In the event any dispute shall arise with regard to the
       -----------
       performance or interpretations of any of the terms of this Agreement, all matters in controversy shall be submitted to a Board of Arbitrators consisting of three (3) persons, under the rules and regulations of the American Arbitration Association in Bridgeport, Connecticut. Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter in dispute.

10.5.  Enforceability.  The validity, enforceability and interpretation of any
       --------------
       of the clauses of this Agreement shall be determined and governed by the laws of the State of Connecticut and 42 U.S.C. 300e, et seq., and any
                                                            -- ---
       amendments thereto.

10.6.  Medical Ethics.  GBIPA and PHS agree that the administration of PHS's
       --------------
       program and this Agreement shall at all times be compatible with sound principles of medical ethics.

10.7.  Entire Agreement.  This Agreement contains all the terms and conditions
       ----------------
       agreed upon by the parties hereto, and on or after the Effective Date, supersedes all other agreements, oral and otherwise, regarding the subject matter of the parties hereto.

10.8.  Amendment.  This Agreement may be amended at any time by mutual agreement
       ---------
       of the parties, provided that before any amendment shall be operative and valid, it shall be writing and signed by PHS and GBIPA.

10.9.  Interference with Contract.  If GBIPA gives written notice to PHS within
       --------------------------
       three months prior to the termination of this Agreement that GBIPA does not intend to renew this Agreement after its expiration, then GBIPA may enter into another contract with any health maintenance organization, preferred provider organization or similar health care service plan or insurance program, which contract shall be effective no earlier than the expiration date for this Agreement. In such case, all existing rights and obligations of the parties hereto with respect to this Agreement through and including the expiration date hereof shall remain in effect.

10.10. Notices.  Any notice required to be given pursuant to the terms and
       -------
       provisions hereto shall be in writing and shall be sent by certified mail, return receipt requested, prepaid, to PHS at:

                         PHYSICIANS HEALTH SERVICES OF
                         CONNECTICUT, INC.
                         120 Hawley Lane
                         Trumbull, Connecticut 06611-5313

GBIPA at:                GREATER BRIDGEPORT INDIVIDUAL PRACTICE
                         ASSOCIATION, INC.
                         3180 Main Street
                         Bridgeport, CT  06606

10.11 Exclusivity.
      -----------

      (a)  Except as provided in Sections 10.11(b) and (c) below and in Section
           3.8 hereof, (i) GBIPA agrees that neither it, not any subsidiary of GBIPA, shall contract with any other health maintenance organization or preferred provider organization or any other entity that competes or intends to compete with PHS in the Service Area, and (ii) PHS agrees that neither it, nor any subsidiary of PHS shall contract with any individual Participating Physician or any individual practice association (other than GBIPA), physician hospital organization, medical service organization or other organization providing physician services for Covered Services in the Service Area relating to commercial managed care products, including administrative services only and point of service products, or other non-governmental managed care products. Notwithstanding the foregoing, either party may contract with another party during the 120 day period immediately preceding the Termination Date, unless the parties have entered into a new agreement for a subsequent term.

      (b) GBIPA shall terminate any Participating Physicians whose principal office is located outside the Service Area upon PHS's request and in PHS's sole discretion.

      (c) PHS may contract directly or indirectly with (i) health care providers whose principal office is outside the Service Area; and
           (ii) health care providers and entities who have satellite offices in the Service Area but whose principal office is outside the Service Area, including without limitation, networks that have a geographic presence both inside and outside the Service Area, but whose presence is substantially outside the Service Area.

10.12 Compliance with Law; Policy Changes.  During the term of this Agreement,
      -----------------------------------
      PHS and GBIPA agree to incorporate any changes required by law, regulation or policy of NCQA. To the extent additional national accreditation bodies (such as JCAH) develop their own accreditation requirements, and these requirements have a material impact on the ability of PHS to pursue new business or retain current business, GBIPA and PHS agree to work together in developing additional policy changes. GBIPA shall take all acts or actions necessary to permit compliance by PHS with applicable law as well as accreditation programs conducted by the NCQA, or another entity performing similar functions. PHS will consult with the Advisory Committee with respect to future actions to be taken to permit compliance as set forth in the preceding sentence.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the month and year above set forth.


                         PHYSICIANS HEALTH SERVICES OF
                         CONNECTICUT, INC.


                         By: ___________________




                         GREATER BRIDGEPORT INDIVIDUAL PRACTICE
                         ASSOCIATION, INC.


                         By: ___________________

                                   EXHIBIT A
                                   ---------



1.   The following shall be considered as Contracted Services:



     Audiology
     All Rehabilitative Services
     Immunizations and Injectables
     Drug and Alcohol Rehabilitative Services
     General Laboratory procedures and Cytology
     Durable Medical Equipment
     Oxygen
     Prosthetic Devices
     Ambulance
     Podiatry
     Chiropractic Services
     Optometric Services
     Prescription Drugs